Exhibit 10.70

CONFIDENTIAL TREATMENT

SUPPLY AGREEMENT

This Supply Agreement is entered into as of March 18, 2005 (“Effective Date”) by Occam Networks, Inc., a Delaware corporation with a principal place of business at 77 Robin Hill Road, Santa Barbara, California 93117 (“Occam”), and Tellabs North America, Inc., a Delaware corporation with a principal place of business at 1465 North McDowell Boulevard, Petaluma, California 94954 (“Tellabs”), on behalf of itself and its parent, subsidiaries, and affiliates such that each entity will be jointly and severally liable for the obligations of the other entities.

Recitals

A. The parties are entering into a strategic alliance that involves the licensing of technology, manufacture and supply of products, and a financial investment in Occam by Tellabs. The parties, or their affiliates, previously entered into a Mutual Confidentiality Agreement dated July 27, 2004 and are simultaneously entering into a Manufacturing License Agreement, a Technology License Agreement, a First Restated and Amended Mutual Confidentiality Agreement, a Series A-2 Preferred Stock Purchase Agreement, and a Fourth Amended and Restated Investors’ Rights Agreement (collectively, the “Ancillary Agreements”), as well as this Agreement, to implement the strategic alliance.

B. This Agreement sets forth the terms by which Tellabs will supply Occam with certain broadband loop carrier products and cabinet products and Occam will supply Tellabs with certain broadband loop carrier products.

The parties agree as follows:

Agreement

1. DEFINITIONS

1.1 “Claim” is defined in Section 13.1(a).

1.2 “Epidemic Failure” means the failure of at least two percent (2%), but not less than five (5) in number, of the same Product delivered over the course of a rolling ninety (90) day period containing an identical, repetitive defect in design, materials, or manufacture. The occurrence of an Epidemic Failure will be measured through failure reports (whether internal or installed in the field) or statistical samplings from the field.

1.3 “Exclusive Customer” is defined in the Manufacturing License Agreement.

1.4 “Exclusivity Period” is defined in the Manufacturing License Agreement.

1.5 “Lab Trial Milestone” is defined in the Manufacturing License Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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1.6 “Manufacturing License Agreement” means the Manufacturing License Agreement entered into by the parties simultaneously with this Agreement.

1.7 “Occam Product” means an Occam broadband loop carrier product listed as a “BLC Product” in the Manufacturing License Agreement.

1.8 “Orders” is defined in Section 5.1.

1.9 “Product” means a Tellabs Product or an Occam Product.

1.10 “Purchase Commitment Milestone” is defined in the Manufacturing License Agreement.

1.11 “Purchaser” means a party to this Agreement in its capacity as a purchaser of Products from the other party.

1.12 “Purchaser Indemnified Parties” is defined in Section 13.1(a).

1.13 “Supplier” means a party to this Agreement in its capacity as a seller of Products to the other party.

1.14 “Technical Specifications” means the written technical and functional specification for a Product provided by Supplier.

1.15 “Tellabs Brand” is defined in the Manufacturing License Agreement.

1.16 “Tellabs BLC” means a broadband loop carrier product designed by Occam and manufactured by Tellabs under the Manufacturing License Agreement.

1.17 “Tellabs Cabinet” means a Tellabs cabinet product or retrofit kit listed in Exhibit A.

1.18 “Tellabs Product” means a Tellabs Cabinet or Tellabs BLC.

1.19 “Territory” is defined in the Manufacturing License Agreement.

2. SCOPE OF AGREEMENT

2.1 Sale and Purchase of Products. This Agreement will apply to all purchase orders placed by Purchaser during the term of this Agreement for the purchase of Products. All purchases under this Agreement will be subject to the terms of this Agreement. If the terms of any purchase order, acknowledgment, invoice, confirmation, or similar document conflict with the terms of this Agreement, the terms of this Agreement will apply and will govern, except that the parties may agree to negotiate non-preprinted terms that will be effective if executed by both parties. No other terms will apply to this Agreement or related purchase orders.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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2.2 Tellabs Cabinets. The parties shall mutually agree on the specific cabinet products that Tellabs shall make available to Occam for purchase under this Agreement. The list of such cabinet products shall be set forth in the attached Exhibit A. During the term of this Agreement, Tellabs may choose to inform Occam of new or improved cabinet products which Tellabs is willing to sell to Occam and such products shall then be added to Exhibit A accordingly. Occam may convert existing orders for Tellabs Cabinets to orders for new or improved Tellabs Cabinets.

3. PURCHASE RESTRICTIONS

3.1 Occam Products. Tellabs may purchase Occam Products (marked with a Tellabs Brand) solely for demonstration, lab testing, product testing and qualification, and FOA purposes associated with Exclusive Customers during the applicable Exclusivity Period.

3.2 Tellabs Cabinets. Occam may not resell any Tellabs Cabinets which contain any third party product that competes with any then-existing Tellabs product.

4. FORECASTS

Throughout the term of this Agreement, Purchaser shall issue a six (6)-month rolling, non-binding forecast to Supplier in writing, to be updated no less frequently than once each month or at such time that Purchaser becomes aware of a substantial change in forecasted quantities, which Supplier shall use in driving its corresponding inventory supply chain of all necessary components and other materials that it uses in manufacturing the Products. Supplier understands and agrees that such forecasts issued by Purchaser are only estimates of required quantities that are issued for convenience and shall not serve to bind Purchaser in any way. Supplier shall use reasonable efforts to accommodate any changes to the rolling forecasts issued by Purchaser. The parties will agree in writing as to the due date for each party in its respective role as Purchaser to issue its first forecast.

5. ORDERS

5.1 Orders. This Agreement shall govern all purchase orders of Products by the parties (“Orders”). All such purchases will be made via written Orders. Such Orders will state unit quantities, unit descriptions, requested delivery dates, and all relevant shipping instructions. Except for these required terms, no additional terms on Orders, order acknowledgements, invoices, or similar documents issued by either party shall serve to alter or add to the terms of this Agreement, unless mutually agreed to by both of the parties in writing.

5.2 Acceptance by Supplier. Supplier shall, within five (5) business days after its receipt of an Order, either accept the Order or propose alternatives to the objected-to terms of the Order, with such alternatives, if accepted by Purchaser, to be mutually set forth in a writing signed by both parties. Supplier must accept an Order that specifies a volume within the forecast issued by Purchaser and complies with the applicable lead-time requirements. Otherwise, Supplier must use reasonable efforts to accept each Order. Any Order request by Purchaser that exceeds the volumes set forth in the corresponding forecast issued by Purchaser or the flexibility parameters set forth in Section 5.5 shall be accommodated by Supplier on a commercially reasonable efforts basis. Partial shipment of any Order will be permitted.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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5.3 Disposition of Excess Inventory

(a) Inventory that is deemed to be usable based upon the latest forecast issued by Purchaser, for a period of zero (0) to three (3) months from the current date will be considered “Normal Production Inventory.” Supplier shall retain this inventory at no charge, for the exclusive benefit of Purchaser and for the purpose of manufacturing the Products. Inventory which is not to be used within three (3) months but which shall be used within six (6) months, based upon Purchaser’s latest forecast, will be considered “Transitional Excess Inventory.” Inventory that is not to be used within six (6) months, based upon the latest forecast issued by Purchaser, shall be deemed “Excess Inventory.” Each calendar quarter, Supplier will determine the amount of Transitional Excess Inventory and Excess Inventory and Purchaser will pay a carrying cost on the average amount over this period, at a rate as set forth in Exhibit E. Purchaser may, at its sole option, choose to take delivery of any such Excess Inventory by providing written notification to Supplier; otherwise, Supplier must use commercially reasonable efforts as to the disposition of such materials, including but not limited to the cancellation or re-scheduling of deliveries of such components from the respective vendors where possible, the negotiation of a re-stocking fee with such vendors, selling the excess components in the open market or the allocation of components to alternate programs, if applicable. Supplier shall obtain Purchaser’s prior written consent prior to selling or re-allocating any such items in any manner whatsoever. In such case, Purchaser shall be liable for the variance between the original component cost plus all reasonable transaction costs related to the acquisition of the part and the price for the part received in the open market, if lower. Only in the event that Supplier has exhausted all commercially reasonable options to dispose of the Excess Inventory, including being unable to sell the excess components in the open market, in each case, Purchaser will pay Supplier for the original component cost plus reasonable transaction costs related to the acquisition, at the beginning of the following calendar quarter. Supplier shall provide Purchaser with reasonable evidence that demonstrates Supplier’s inability to return such Excess Inventory to the respective component suppliers, upon the request of Purchaser. If Supplier later desires to purchase such Excess Inventory items back from Purchaser, Purchaser may sell such items back to Supplier at such amount as is mutually agreed by the parties in writing.

(b) Purchaser will also be liable to Supplier for long lead-time components and components which are non-cancelable and non-returnable (“NC/NR”) which have been purchased by Supplier in accordance with the provisions of Section 5.4. Purchaser will also be liable for restocking charges, transportation charges and other direct charges related to the disposition of long lead-time or non-NC/NR items purchased to cover Purchaser’s forecasted quantities in case of a reduction of forecasted quantities by Purchaser.

5.4 NC/NR and Long Lead Time Component Parts. Supplier will submit a list of long lead time (greater than thirteen (13) weeks) and NC/NR components for Purchaser’s approval that Supplier shall update as necessary. Supplier shall review with Purchaser every part designated as NC/NR or considered to be a long lead time component part. Supplier shall not purchase any NC/NR or long lead time components without having obtained the prior written blanket

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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authorization of Purchaser as to the purchase of each such item, even if such items are provided for in Purchaser’s forecasts. In seeking such authorization, Supplier shall make usage of the “NC/NR and Long Lead Time Parts: Blanket Approval Form” as set forth in Exhibit F. All such components must be supported by reasonable documentation, to be made available to Purchaser upon Purchaser’s request.

5.5 Changes and Cancellations

(a) Deferrals. Purchaser may defer, one time per Order, the shipment of all or part of a shipment of Products that is on order for a period not to exceed thirty (30) days by providing Supplier written notice of such deferral, subject to the following restrictions:

Number of Days Prior to Original Delivery Date	Allowable Deferral (Percentage of Original Order Quantity)
1 to 30	[***]
31 to 60	[***]
61 to 90	[***]
91+	[***]

(b) Changes. Purchaser may at any time subsequent to the issuance of an Order under this Agreement change the Order quantity one time per Order, in accordance with the schedule below. Any change requested by Purchaser beyond the allowable increase parameters set forth in the schedule below shall be accommodated by Supplier on a commercially reasonable efforts basis.

Number of Days Prior to Scheduled Delivery Date	Allowable Increase (Percentage of Order Quantity)
31 to 60	[***]
61 to 90	[***]
91+	[***]

(c) Cancellations. Purchaser may cancel an Order, or any portion of an Order, scheduled for shipment, and Supplier shall make reasonable efforts to sell any Products cancelled within thirty (30) days of Purchaser’s notice of cancellation to another customer. If Supplier is unable to sell any portion of such cancelled Products within thirty (30) days, Purchaser shall pay cancellation fees as to the unsold quantity. The parties will in good faith agree upon a cancellation fee that approximates the actual cost of the cancellation to Supplier. If the parties are unable to agree on a cancellation fee, the cancellation fee will be based on the number of days in advance of the scheduled shipment date that Purchaser provides written notice of cancellation to Supplier, as follows:

Days Before Delivery Date	Cancellation Fee
91 days or more	[***]
61 to 90 days	[***]
31 to 60 days	[***]
0 to 30 days	[***]

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

6. SHIPPING, PACKAGING, AND DELIVERY

6.1 Shipping. All Products will be shipped in the manner specified in each Order issued under this Agreement, as accepted by Supplier.

6.2 Packaging

(a) Unless otherwise specified by Purchaser, Supplier will package and pack all goods in a manner that is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment at the lowest rate for the particular goods, (iii) in accordance with I.C.C. regulations, and (iv) adequate to insure safe arrival of the goods at the named destination.

(b) Supplier will mark all containers with necessary lifting, handling, and shipping information and with Order numbers, date of shipment, and the names of the consignee and consignor.

(c) An itemized packing list shall accompany each shipment, which will include (i) prominently, the Order number and (ii) the description, part number, revision level, quantity, and serial numbers of the Products so shipped.

6.3 Late Deliveries. Orders issued by Purchaser to Supplier under this Agreement shall be in accordance with Supplier’s established lead times for forecasted quantities. Supplier shall use reasonable efforts to cause the Orders to be shipped on the date specified in the corresponding accepted Order with a tolerance of five (5) business days early, zero (0) days late. If Supplier fails to deliver an Order by the committed date and such failure is directly caused by Supplier and not caused by any acts or omissions of Purchaser nor to events beyond the reasonable control of Supplier, then Supplier will employ accelerated measures such as materials logistics expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule, at no additional cost to Purchaser.

6.4 Import and Export. Supplier will provide all available information that is reasonably necessary or useful for Purchaser to obtain any export or import licenses required for Purchaser to ship or receive Products, including, but not limited to, certificates of origin, manufacturer’s affidavits, Buy America qualification, and U.S. Federal Communications Commissions identifier, if applicable. Supplier shall use reasonable efforts to provide this information within ten (10) business days after receiving Purchaser’s written request.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

7. PRICE AND PAYMENT

7.1 Price. The price for each Product is listed in Exhibit B and is stated in U.S. dollars. All prices are FCA origin [INCOTERMS 2000].

7.2 Taxes. All amounts due under this Agreement are payable in full by Purchaser to Supplier without deduction and are net of taxes (including any withholding tax). In addition to such amounts, Purchaser will pay sums equal to taxes (including, without limitation, sales, withholding, value-added, and similar taxes) paid or payable, however designated, levied, or based on amounts payable to Supplier under this Agreement or on the use or possession of the Product by Purchaser or a customer of Purchaser under or in accordance with the provisions of this Agreement, but exclusive of United States federal, state, and local taxes based on Supplier’s net income. If Supplier has the legal obligation to collect such taxes, the appropriate amount shall be added to Purchaser’s invoice (itemized separately) and paid by Purchaser unless Purchaser provides Supplier with a valid tax exemption certificate, authorized by the appropriate taxing authority.

7.3 Payment Terms. Supplier will invoice Purchaser with each shipment and payment terms will be the full invoiced amount payable within thirty (30) days after the date of the invoice (i.e., net 30 payment terms) unless the invoice is disputed in accordance with Section 7.4, in which case payment will be due as specified in Section 7.4. No invoice will be issued by Supplier until the Products covered by the invoice are shipped to Purchaser, with the exception that in the event that Purchaser causes Supplier to delay shipment, Supplier may issue such invoice as of the originally scheduled date of shipment if Supplier was ready, willing, and able to ship the Products as of the originally scheduled date.

7.4 Disputed Invoices. If Purchaser in good faith believes that the invoiced amount of payment under an invoice is incorrect, Purchaser may dispute the invoice by providing Supplier, within thirty (30) days after the date of the invoice, with a detailed written notice of the amount that Purchaser is disputing and Purchaser’s reasons for disputing the invoice. If Supplier receives Purchaser’s written notice of dispute within the thirty (30)-day period, Purchaser’s obligation to pay the disputed portion of invoiced amount will be suspended until the dispute is resolved in accordance with this Section 7.4. The undisputed portion of the invoiced amount is still due within thirty (30) days after the date of the invoice. The parties must use good faith and diligent efforts to resolve the dispute within twenty (20) days of Supplier’s receipt of Purchaser’s written notice of dispute. If the parties are unable to resolve to the dispute within the twenty (20)-day period, the parties will submit the dispute to a third party arbitrator for resolution within sixty (60) days of Supplier’s receipt of Purchaser’s written notice of dispute. Each party will submit its arguments and evidence to the arbitrator in writing and the arbitrator will render a decision, within the specified time period, based on the written materials presented by the parties. The arbitrator’s decision must specify the amount to be paid by Purchaser, if any, under the invoice and which party will bear the costs of the arbitration. The decision of the arbitrator is final and binding on the parties. Payment of the amount specified by the arbitrator is due within five (5) business days after the decision of the arbitrator is issued.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

7.5 Audit

(a) During the term of this Agreement and for three years thereafter, Supplier will keep current, complete, and accurate records regarding the calculation of prices under this Agreement, including records showing the Cost (as defined in Exhibit B) of Products. Upon not less than five (5) business days prior written notice from Purchaser, and not more frequently than once per calendar year, Supplier will provide such materials, to the extent necessary or useful to Purchaser to verify that Supplier has charged the correct price for all Products under this Agreement. If requested by Purchaser, a senior Supplier executive shall certify in writing that the materials provided to Purchaser are current, complete, and accurate.

(b) If Purchaser’s review of the materials provided by Supplier reveals an excessive price for a Product, Supplier will promptly refund the difference in price in order to comply fully with the terms of this Agreement unless Supplier disputes Purchaser’s finding in accordance with Section 7.5(c). If the amount of excessive price is five percent (5%) or greater, Supplier will promptly reimburse Purchaser for its reasonable costs of conducting its review of the materials provided by Supplier.

(c) If Supplier in good faith disputes in writing Purchaser’s finding of an excessive price for a Product within five (5) business days of Supplier’s receipt of Purchaser’s request for payment, then the parties will agree on a mutually acceptable independent third party auditor to audit Supplier’s records. Supplier will provide the auditor with access to all records and personnel that the auditor requests to verify the price charged for Products under this Agreement. The auditor’s determination will be final and binding on the parties. If the auditor determines that Supplier charged an excessive price for a Product, then Supplier will promptly refund the difference in price to Purchaser to comply fully with the terms of this Agreement and will be responsible for the cost of the auditor. If the auditor determines that Supplier did not charge and excessive price for Products under this Agreement, then Purchaser will be responsible for the cost of the auditor.

8. PRODUCT MARKING

8.1 Occam Products. Occam will mark each Occam Product ordered by Tellabs as specified by Tellabs with Tellabs trademarks. Tellabs will reimburse Occam, at such time and materials rate set forth in Exhibit E, for its efforts associated with marking the Occam Products as specified by Tellabs.

8.2 Tellabs BLCs. Tellabs will mark each Tellabs BLC that it manufactures that is ordered by Occam as specified by Occam with Occam trademarks. Occam will reimburse Tellabs, at such time and materials rate set forth in Exhibit E, for its efforts associated with marking the Tellabs Products as specified by Occam.

9. SUPPLY CONTINGENCIES

9.1 Allocation. Supplier will use reasonable efforts to maintain the ability to supply all Products that Purchaser orders under this Agreement. If the supply of any Product will be

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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adversely affected for any reason, Purchaser’s Orders, subject to normal lead-time requirements and Supplier’s acceptance in accordance with Section 5.2, will be filled according to an allocation plan no less favorable than that provided to any other customer of Supplier on a pro rata basis. Supplier will promptly notify Purchaser in writing upon determining that Supplier’s output of the Product will not be sufficient to meet all of Purchaser’s requirements for any period as specified in Purchaser’s forecasts.

9.2 Discontinuance. If production by Supplier or the availability of any Product covered by this Agreement is to be permanently discontinued at any time during the term of this Agreement, Supplier will give Purchaser at least one hundred eighty (180) days prior written notice of such discontinuance, during which time Supplier will accept orders from Purchaser for a reasonable quantity of “last time buy” deliveries of such Product at the prices set forth in this Agreement. Such “last time buy” deliveries shall be made on a non-cancelable and non-returnable basis.

9.3 Alternate Source

(a) Purchaser will have the opportunity to negotiate the purchase of Products directly from one or more of Supplier’s contract manufacturers, as a backup source of supply upon the occurrence of one of the events described in Section 9.3(b).

(b) Supplier will authorize and provide the requisite information to the respective contract manufacturers to enable them to supply the Products directly to Purchaser as required under this Section 9.3, subject to Purchaser’s and the contract manufacturers’ ability to agree on the applicable terms and conditions of such supply.

(c) The opportunity to make direct purchases from Supplier’s contract manufacturers will be triggered upon the occurrence of one of the following events: (i) Supplier ceases to conduct business in the normal course; (ii) Supplier files or is the subject of the filing of a petition for relief for bankruptcy under the laws of any nation, makes a general assignment for the benefit of creditors, or appoints or has appointed a general receiver or trustee in bankruptcy for Supplier’s business or property; or (iii) Supplier fails to supply any Product to Purchaser as required under this Agreement and Supplier fails to cure or remedy the failure within thirty (30) days after notice of the failure from Purchaser.

9.4 Use of Third Party Manufacturers. Neither party is prohibited from using the same third party contract manufacturers, licensors, or suppliers as the other party to manufacture and supply its own products. Neither party will prohibit or limit its third party contract manufacturers, licensors, or suppliers from providing products or services to the other party.

10. TECHNICAL SUPPORT AND IPTV SOLUTION DEVELOPMENT

10.1 Technical Support. Supplier and Purchaser will have the technical support obligations set forth in Exhibit C.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

10.2 IPTV Solution Development. Tellabs and Occam shall make commercially reasonable efforts to jointly define, design, and market an IPTV solution that integrates products developed and marketed by Occam into existing Tellabs cabinet deployments.

11. PRODUCT CHANGES

11.1 Supplier-Proposed Product Changes. Supplier shall notify Purchaser in writing of any substitutions or modifications to the Products’ Technical Specifications. Supplier shall provide written notice of any such change in the form of an Engineering Change Order (ECO). The ECOs from Supplier shall provide the following information:

(a) Supplier part number and corresponding Purchaser marketing and hardware number with revisions;

(b) Firmware number with revision;

(c) Applicable software version number;

(d) Detailed reason for the change; and

(e) Class of change per the following Bellcore specifications:

(i) Class A changes are required to correct product deficiencies such as safety or fire hazards, electrically or mechanically inoperative product, operational or design defects that cause higher than the Supplier’s advertised product failure rates on a per unit basis or cause adverse telephone company or subscriber reaction.

(ii) Class AC changes have the same characteristics as Class A changes but are required only for specific applications or locations to be identified by Supplier’s customer service. This class is also used on software ECOs to indicate that the software is intended for specific customers.

(iii) Class B changes are made to incorporate improvements in design resulting in better operation, improved testing and maintenance, longer life, service improvements, cost reductions to the RBOC, and addition of new features. Field upgrades may be done at the customer’s expense.

(iv) Class D changes are made to incorporate minor new features and design improvements that do not affect the existing functionality. They also make other minor service improvements or enhance test capabilities not sufficient to be Class B. Class D changes shall not affect compatibility, telephone company cost, or use of the product.

(v) Other changes are minor changes for cost reduction or manufacturing yield improvements that do not affect the product identifier.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

11.2 Purchaser-Requested Product Changes. Purchaser may request that Supplier implement certain changes to a Product in writing. Supplier will implement the Purchaser-requested product change if the parties are able, acting reasonably and in good faith, to agree on the terms under which Supplier will implement the changes, including the payment of reasonable NRE charges or a revised price. If the parties are unable to agree, then Supplier will not be required to implement the Purchaser-requested product change.

12. REPRESENTATIONS AND WARRANTIES

12.1 Authority. Each party represents and warrants to the other party that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party (and, with respect to Tellabs, against its parents, subsidiaries, and affiliates) in accordance with its terms; (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

12.2 Product Warranties

(a) Supplier warrants to Purchaser that each hardware component of each Product will be free from defects in design, materials, or manufacture (except that Tellabs only warrants that Tellabs BLCs will be free from defects in materials or manufacture) that cause the Product to not meet its Technical Specifications for fifteen (15) months from the date of shipment by Supplier to Purchaser. If a Product fails to conform to the warranty in this Section 12.2(a), Supplier will, at its option, (i) repair the Product, or (ii) replace the Product. Product returns will be handled in accordance with the procedure set forth in Section 12.2(c). All Products repaired by Supplier and replacement Products furnished by Supplier under this warranty will be warranted for the remainder of the warranty period set forth in this Section 12.2(a).

(b) Supplier warrants to Purchaser that each software component of each Product will be free from defects in design, materials, or manufacture that cause the Product to not meet its Technical Specifications for fifteen (15) months from the date of shipment by Supplier to Purchaser. If a Product fails to conform to the warranty in this Section 12.2(b), Supplier will, at its option, (i) repair the Product, or (ii) replace the Product. All Products repaired by Supplier and replacement Products furnished by Supplier under this warranty will be warranted for the remainder of the warranty period set forth in this Section 12.2(b).

(c) If a Product is to be returned to Supplier, Purchaser will, at its expense, return the Product in accordance with Supplier’s instructions. If Supplier reasonably determines that a returned Product conforms to the warranties in this Section 12.2, Supplier will invoice Purchaser for, and Purchaser will pay for, Supplier’s costs to return the Product to Purchaser. If Supplier confirms that a returned Product does not conform to a warranty in this Section 12.2 during the applicable warranty period, then Supplier will, at its option, at no additional cost to Purchaser, deliver a repaired Product or furnish a replacement Product to Purchaser within a reasonable period and issue a credit for Purchaser’s reasonable expenses actually incurred to return the Product to Supplier. All replaced Products shall thereupon be deemed the property of Supplier.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

(d) The warranties and remedies set forth in Sections 12.2(a) and 12.2(b) will not apply to nonconformities to the extent caused by (i) any alterations or modifications of, or additions to, the Products made by parties other than Supplier; (ii) use of the Products in a manner for which they were not designed or other than as specified in the applicable technical specifications; (iii) the combination, use, or interconnection of the Products with other products not supplied or not approved by Supplier; (iv) abnormal usage or misuse of the Products, including, but not limited to, accident, fire, water damage, earthquake, lightning, other acts of nature, and other causes external to the Products; (v) installation or maintenance of wiring, circuits, electrical conduits, or devices external to the Products; (vi) failure to provide and continually maintain adequate electrical power, air conditioning, and humidity controls in accordance with Product requirements; or (vii) Purchaser’s or a third party’s negligence. If Supplier determines that any warranty claim reported by Purchaser falls within any of the foregoing exceptions, Purchaser will pay Supplier for its services at Supplier’s time and materials rates then in effect.

(e) Supplier hereby assigns to Purchaser any third party warranties provided for any materials provided as part of a Product, to the extent that such assignment is legally permissible under the terms of the agreement with such third party.

(f) At Purchaser’s request, upon return to Purchaser, all defective Products returned to Supplier and repaired shall be accompanied with a failure report that describes the failure found and what defective components were replaced and what action was taken to correct the non-conformity, and if the Product was replaced, this shall be clearly stated on the documentation returned with the replacement Product. At Purchaser’s request, all units repaired by Supplier shall have the repair date clearly visible and affixed to the repaired Product in the form “Repair Date xx-xx-xxxx” where physically possible upon such Product’s return to Purchaser or any designated end user.

(g) A party will inform the other as soon as possible about the occurrence of an Epidemic Failure. As soon as is commercially reasonable, the parties will agree upon a containment action plan and identify the cause of the Epidemic Failure. If the Epidemic Failure is attributable to Supplier’s breach of its warranties under this Section 12.2, Supplier will develop a corrective action plan to remedy the Epidemic Failure and will submit all relevant details of such proposed remedy along with all other relevant information to Purchaser for approval. Upon obtaining Purchaser’s written approval, Supplier will use all commercially reasonable efforts to implement such remedy as quickly as possible at Supplier’s own expense, which efforts will include accepting return of all shipments of affected Product (freight collect), repairing or replacing all such affected Products in accordance with the remedy approved by Purchaser, shipping the repaired or replaced Products back to Purchaser or to any end user at Supplier’s expense, and implementing the remedy in all newly-manufactured Products. Supplier will pay the following costs and expenses actually incurred by Purchaser as a result of all aspects of implementing the remedy on the affected Products: costs of the retrieval, packing, shipping, and transportation of such Products.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

(h) This Section 12.2 sets forth Purchaser’s exclusive remedy, and Supplier’s entire liability in contract, tort, or otherwise for any breach of warranty for any Product sold by Supplier to Purchaser.

(i) The parties may agree to modify the product warranties provided in this Section 12.2 on a customer by customer basis in a written agreement signed by the parties.

12.3 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS SECTION 12, SUPPLIER MAKES NO ADDITIONAL REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. SUPPLIER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. SUPPLIER DOES NOT WARRANT AGAINST INTERFERENCE WITH THE ENJOYMENT OF EACH PRODUCT OR AGAINST INFRINGEMENT. SUPPLIER DOES NOT WARRANT THAT THE PRODUCT IS ERROR-FREE OR THAT OPERATION OF THE PRODUCT WILL BE SECURE OR UNINTERRUPTED. SUPPLIER EXERCISES NO CONTROL OVER AND EXPRESSLY DISCLAIMS ANY LIABILITY ARISING OUT OF THE USE OF THE PRODUCT. PURCHASER AND ITS CUSTOMERS WILL NOT HAVE THE RIGHT TO MAKE, PASS THROUGH, OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF SUPPLIER TO ANY THIRD PARTY.

13. INDEMNIFICATION

13.1 Infringement Indemnification by Occam

(a) Occam will, at its option and expense, defend Tellabs and its parent, subsidiaries, and affiliates and their respective officers, employees, directors, agents, and representatives (“Tellabs Indemnified Parties”) from or settle any claim, proceeding, or suit (“Claim”) brought by a third party against a Tellabs Indemnified Party alleging that Tellabs’ authorized use, sale, or distribution of any Occam Product infringes or misappropriates any patent, copyright, trade secret, trademark, or other intellectual property right if: (i) the Tellabs Indemnified Party gives Occam prompt written notice of the Claim; (ii) Occam has full and complete control over the defense and settlement of such Claim; (iii) the Tellabs Indemnified Party provides assistance, at Occam’s expense as specified in Section 13.1(a), in connection with the defense and settlement of such Claim as Supplier may reasonably request; and (iv) the Tellabs Indemnified Party complies with any settlement or court order made in connection with such Claim (e.g., relating to the future use, sale, or distribution of any infringing Products). The Tellabs Indemnified Parties will not defend or settle any such Claim without Occam’s prior written consent. The applicable Tellabs Indemnified Party shall have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but Occam will have sole control over the defense and settlement of the Claim.

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(b) Occam will indemnify the Tellabs Indemnified Parties against and pay (i) all damages, costs, and attorneys’ fees finally awarded against a Tellabs Indemnified Party in any Claim under Section 13.1(a); (ii) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 13.1(a)(iii) (other than attorneys’ fees and costs incurred without Occam’s consent after Occam has accepted defense of such claim); and, (iii) if any Claim arising under Section 13.1(a) is settled, all amounts to be paid to any third party in settlement of any such Claim (as agreed to by Occam).

(c) If Tellabs’ use, sale, or distribution of an Occam Product is, or in Occam’s reasonable opinion is likely to become, enjoined or materially diminished as a result of a Claim under Section 13.1(a), then Occam will either: (i) procure the continuing right of Tellabs to use, sell, and distribute an Occam Product; (ii) replace or modify an Occam Product in a functionally equivalent manner while maintaining the same form, fit, and function so that it no longer infringes; or if, despite its commercially reasonable efforts, Occam is unable to do either (i) or (ii), Occam will (iii) terminate Tellabs’ right to purchase that Occam Product under this Agreement.

(d) Occam will have no obligation under this Section 13.1 for any alleged infringement or misappropriation to the extent that it arises out of or is based upon (i) use of an Occam Product in combination with other products if such alleged infringement or misappropriation would not have arisen but for such combination; (ii) an Occam Product that is provided to comply with designs, requirements, or specifications required by or provided by Tellabs, if the alleged infringement or misappropriation would not have arisen but for the compliance with such designs, requirements, or specifications; (iii) use of an Occam Product for purposes not intended; (iv) Tellabs’ failure to use an Occam Product in accordance with instructions provided by Occam, if the alleged infringement or misappropriation would not have occurred but for such failure; or (v) any modification of an Occam Product not made or authorized in writing by Occam where such alleged infringement or misappropriation would not have occurred absent such modification.

(e) This Section 13.1 states Occam’s sole and exclusive liability, and Tellabs’ sole and exclusive remedy, for the actual or alleged infringement or misappropriation of any third party intellectual property right by an Occam Product.

13.2 Infringement Indemnification by Tellabs

(a) Tellabs will, at its option and expense, defend Occam and its parent, subsidiaries, and affiliates and their respective officers, employees, directors, agents, and representatives (“Occam Indemnified Parties”) from or settle any Claim brought by a third party against such Indemnified Party alleging that Occam’s authorized use, sale, or distribution of any Tellabs Cabinet, the manufacturing process used to produce any Tellabs Product, or the materials used to produce or provided as part of any Tellabs Product infringes or misappropriates any patent, copyright, trade secret, trademark, or other intellectual property right if: (i) the Occam Indemnified Party gives Tellabs prompt written notice of the Claim; (ii) Tellabs has full and complete control over the defense and settlement of such Claim; (iii) the Occam Indemnified Party provides assistance, at Tellabs’ expense as specified in Section 13.2(a), in connection with the defense and

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settlement of such Claim as Tellabs may reasonably request; and (b) the Occam Indemnified Party complies with any settlement or court order made in connection with such Claim (e.g., relating to the future use, sale, or distribution of any infringing Products). The applicable Occam Indemnified Party will not defend or settle any such Claim without Tellabs’ prior written consent. Occam shall have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but Tellabs will have sole control over the defense and settlement of the Claim.

(b) Tellabs will indemnify the Occam Indemnified Parties against and pay (i) all damages, costs, and attorneys’ fees finally awarded against a Occam Indemnified Party in any Claim under Section 13.2(a); (ii) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 13.2(a)(iii) (other than attorneys’ fees and costs incurred without Tellabs’ consent after Tellabs has accepted defense of such claim); and, (iii) if any Claim arising under Section 13.2(a) is settled, all amounts to be paid to any third party in settlement of any such Claim (as agreed to by Tellabs).

(c) If Occam’s use, sale, or distribution of a Tellabs Product is, or in Tellabs’ reasonable opinion is likely to become, enjoined or materially diminished as a result of a Claim under Section 13.2(a), then Tellabs will either: (i) procure the continuing right of Occam to use, sell, and distribute a Tellabs Product; (ii) replace or modify a Tellabs Product in a functionally equivalent manner while maintaining the same form, fit, and function so that it no longer infringes; or if, despite its commercially reasonable efforts, Tellabs is unable to do either (i) or (ii), Tellabs will (iii) terminate Occam’s right to purchase that Tellabs Product under this Agreement.

(d) Tellabs will have no obligation under this Section 13.2 for any alleged infringement or misappropriation to the extent that it arises out of or is based upon (i) use of a Tellabs Product in combination with other products if such alleged infringement or misappropriation would not have arisen but for such combination; (ii) a Tellabs Product that is provided to comply with designs, requirements, or specifications required by or provided by Occam, if the alleged infringement or misappropriation would not have arisen but for the compliance with such designs, requirements, or specifications; (iii) use of a Tellabs Product for purposes not intended; (iv) Occam’s failure to use a Tellabs Product in accordance with instructions provided by Tellabs, if the alleged infringement or misappropriation would not have occurred but for such failure; or (v) any modification of a Tellabs Product not made or authorized in writing by Tellabs where such alleged infringement or misappropriation would not have occurred absent such modification.

(e) This Section 13.2 states Tellabs’ sole and exclusive liability, and Occam’s sole and exclusive remedy, for the actual or alleged infringement or misappropriation of any third party intellectual property right by a Tellabs Product.

13.3 Product Liability Indemnification by Occam

(a) Occam will, at its option and expense, defend the Tellabs Indemnified Parties from or settle any Claim brought by a third party against a Tellabs Indemnified Party that arises directly from any injury or death to persons or loss of or damage to tangible property that is

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caused directly by a manufacturing or design defect in an Occam Product if: (b) the Tellabs Indemnified Party gives Occam prompt written notice of the Claim; (c) Occam has full and complete control over the defense and settlement of such Claim; (d) the Tellabs Indemnified Parties provide assistance, at Occam’s expenses as specified in Section 13.3(b), in connection with the defense and settlement of such Claim as Occam may reasonably request; and (e) the Tellabs Indemnified Parties comply with any settlement or court order made in connection with such Claim (e.g., relating to the future use of any Occam Product containing a defect). The Tellabs Indemnified Parties will not defend or settle any such Claim without Occam’s prior written consent. The applicable Tellabs Indemnified Party shall have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but Occam will have sole control over the defense and settlement of the Claim.

(b) Occam will indemnify the Tellabs Indemnified Parties against and pay (i) all damages, costs, and attorneys’ fees finally awarded against a Tellabs Indemnified Party in any Claim under Section 13.3(a); (ii) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 13.3(a)(iii) (other than attorneys’ fees and costs incurred without Occam’s consent after Occam has accepted defense of such claim); and, (iii) if any Claim arising under Section 13.3(a) is settled, all amounts to be paid to any third party in settlement of any such Claim (as agreed to by Occam).

(c) Occam will have no obligation under this Section 13.3 for any injury or death to persons or loss of or damage to tangible property to the extent caused by (i) any defects caused by Occam’s required compliance with designs, requirements, or specifications required by or provided by Tellabs, if the defect would not have occurred but for the compliance with such designs, requirements, or specifications; or (ii) a Tellabs Indemnified Party’s or a third party’s negligence.

13.4 Product Liability Indemnification by Tellabs

(a) Tellabs will, at its option and expense, defend the Occam Indemnified Parties from or settle any Claim brought by a third party against a Occam Indemnified Party that arises directly from any injury or death to persons or loss of or damage to tangible property that is caused directly by a manufacturing or design defect in a Tellabs Cabinet or a manufacturing defect in a Tellabs BLC if: (i) the Occam Indemnified Party gives Tellabs prompt written notice of the Claim; (ii) Tellabs has full and complete control over the defense and settlement of such Claim; (iii) the Occam Indemnified Parties provide assistance, at Tellabs’ expenses as specified in Section 13.4(b), in connection with the defense and settlement of such Claim as Tellabs may reasonably request; and (iv) the Occam Indemnified Parties comply with any settlement or court order made in connection with such Claim (e.g., relating to the future use of any Tellabs Product containing a defect). The Occam Indemnified Parties will not defend or settle any such Claim without Tellabs’ prior written consent. The applicable Occam Indemnified Party shall have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but Tellabs will have sole control over the defense and settlement of the Claim.

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(b) Tellabs will indemnify the Occam Indemnified Parties against and pay (i) all damages, costs, and attorneys’ fees finally awarded against a Occam Indemnified Party in any Claim under Section 13.4(a); (ii) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 13.4(a)(iii) (other than attorneys’ fees and costs incurred without Tellabs’ consent after Tellabs has accepted defense of such claim); and, (iii) if any Claim arising under Section 13.4(a) is settled, all amounts to be paid to any third party in settlement of any such Claim (as agreed to by Tellabs).

(c) Tellabs will have no obligation under this Section 13.4 for any injury or death to persons or loss of or damage to tangible property to the extent caused by (i) any defects caused by Tellabs’ required compliance with designs, requirements, or specifications required by or provided by Occam, if the defect would not have occurred but for the compliance with such designs, requirements, or specifications; or (ii) a Occam Indemnified Party’s or a third party’s negligence.

14. LIMITATION OF LIABILITY

14.1 Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR LIABILITY ARISING OUT OF A BREACH OF SECTION 15, NEITHER PARTY WILL , UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR ITS CUSTOMERS FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF BUSINESS, AND BUSINESS INTERRUPTION, EVEN IF SUCH PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. THIS SECTION 14.1 DOES NOT LIMIT EITHER PARTY’S OBLIGATION TO PAY ALL DAMAGES, REGARDLESS OF TYPE, AWARDED AGAINST THE OTHER PARTY IN ANY CLAIM, PROCEEDING, OR SUIT THAT THE PARTY IS OBLIGATED TO INDEMNIFY AGAINST UNDER SECTION 13.

14.2 Cap on Liability. EXCEPT FOR LIABILITY ARISING OUT OF SECTION 7, SECTION 12.2(g), SECTION 13, OR SECTION 15, UNDER NO CIRCUMSTANCES WILL EITHER PARTY’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED TWICE THE TOTAL AMOUNT PAID OR PAYABLE BY THE OTHER PARTY UNDER THIS AGREEMENT.

14.3 Independent Allocations of Risk. EACH PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS TO ALLOCATE THE RISKS OF THIS AGREEMENT BETWEEN THE PARTIES. THIS ALLOCATION IS REFLECTED IN THE PRICING OFFERED BY TELLABS TO OCCAM AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH OF THESE PROVISIONS IS

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SEVERABLE AND INDEPENDENT OF ALL OTHER PROVISIONS OF THIS AGREEMENT, AND EACH OF THESE PROVISIONS WILL APPLY EVEN IF THE WARRANTIES IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

15. CONFIDENTIALITY

15.1 Mutual Confidentiality Agreement. The information between the parties under this Agreement will be governed by the First Amended and Restated Mutual Confidentiality Agreement entered into by the parties simultaneously with this Agreement (“NDA”). A party may disclose the terms of this Agreement in compliance with securities law without the other party’s consent if the disclosing party takes reasonable steps to obtain confidential treatment for appropriate portions of this Agreement. The Tellabs Product Technology must be protected by Tellabs as Occam’s Confidential Information under the NDA.

15.2 Return of Materials. Upon the termination or expiration of this Agreement, or upon earlier request, each party will deliver to the other all Confidential Information that it may have in its possession or control. Notwithstanding the foregoing, neither party will be required to return materials that it must retain in order to receive the benefits of this Agreement or properly perform in accordance with this Agreement.

16. TERM AND TERMINATION

16.1 Term. This Agreement will commence upon the Effective Date and will continue in effect until the expiration or termination of the Manufacturing License Agreement.

16.2 Termination. This Agreement may be terminated before the end of the term of the Agreement upon the occurrence of any of the events set forth in this Section 16.2.

(a) If either party ceases to conduct business in the ordinary course, the other party may terminate this Agreement by providing the first party with written notice. The termination under this Section 16.2(a) will take place immediately when the first party receives the other party’s notice of termination.

(b) If either party defaults on any of its material obligations, representations, or warranties under this Agreement, or otherwise commits a material breach of this Agreement, then the non-defaulting party may notify in writing the defaulting party of the material breach or default and its intention to terminate the Agreement if the material breach or default is not cured within thirty (30) days (ten (10) days in the case of a failure to pay amounts when due) of the date that the notice is received by the defaulting party. If the defaulting party does not cure the breach during such thirty (30)-day period (ten (10)-day period for a failure to pay amounts when due), the non-defaulting party may terminate this Agreement by providing written notice of termination to the defaulting party. The termination under this Section 16.2(b) will take effect thirty (30) days after the defaulting party’s receipt of such notice of termination.

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16.3 Effects of Termination or Expiration

(a) If this Agreement expires or is terminated for any reason, (i) Occam will pay to Tellabs any indebtedness that has accrued prior to the effective date of the termination or expiration; (ii) all liabilities accrued prior to the effective date of the termination or expiration will survive; and (iii) Tellabs will fulfill in accordance with the terms of this Agreement any outstanding Orders that were accepted prior to the effective date of termination or expiration.

(b) Each party’s rights and obligations under Sections 7, 9, 10.1 (with respect to Tellabs Products under warranty), 12.3, 13, 14, 15, 16.3, and 17 will survive the termination or expiration of this Agreement.

17. GENERAL

17.1 Relationship. This Agreement will not be interpreted or construed as (a) creating or evidencing any association, joint venture, partnership, or franchise between the parties; or (b) imposing any partnership or franchise obligation or liability on either party. Each party must not represent to anyone that it is an agent for the other party or is otherwise authorized to bind or commit the other party in any way without the other party’s prior authorization.

17.2 Publicity. Neither party will make a public announcement or any other sort of press release or publicity regarding the terms of this Agreement or any aspect of the relationship under this Agreement between the parties, without having obtained the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. However, nothing in this Section 17.2 shall preclude either party from making such disclosures that are required by applicable law.

17.3 Assignability. Neither party may assign this Agreement or any of its rights, duties, or obligations set forth in this Agreement without having obtained the other party’s prior written consent, which consent will not be unreasonably withheld or delayed, except that either party may assign this Agreement without consent to a successor-in-interest, whether by sale of substantially all of the assets, merger, reorganization, acquisition, or other similar transaction. This Agreement will bind the other party’s permitted successors and assigns. Any attempt by a party to transfer its rights, duties, or obligations under this Agreement except as expressly provided in this Agreement shall be void ab initio.

17.4 Non-solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party may directly solicit the employment of the other party’s employees without having obtained the prior written consent of the other party.

17.5 Further Assurances. During and after the term of this Agreement, at the other party’s request, each party will execute any and all documents and perform any and all acts that the other party may reasonably require in order to perfect the other party’s rights under this Agreement, or to apply for, obtain, and vest in the name of the other party alone all intellectual property rights or other similar protection for any technology that is to be owned by the other party under the terms of this Agreement and, when obtained or vested, to maintain, renew, and restore the protection.

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17.6 Notices. Any notice required or permitted to be given in accordance with this Agreement will be effective if it is in writing and sent by certified or registered mail, or insured courier, return receipt requested, to the appropriate party at the address set forth at the beginning of this Agreement and with the appropriate postage affixed. Either party may change its address for receipt of notice by notice to the other party in accordance with this Section 17.6. Notices are deemed given five (5) days following the date of mailing or one (1) business day following delivery to a courier with evidence of actual delivery by such courier on such date. In the case of Tellabs, such notice shall be issued to the attention of the Tellabs Legal Department.

17.7 Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of any delay or failure to perform, except for the obligation to make payment, as required by this Agreement as a result of any cause or condition beyond the party’s reasonable control, so long as the party uses commercially reasonable efforts to avoid or remove the cause of delay or non-performance.

17.8 Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of California, U.S.A., without reference to its conflict of law provisions and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods.

17.9 Arbitration. Any claim, controversy or dispute between the parties, their agents, employees, officers, directors or affiliated agents (“Dispute”) shall be exclusively resolved by arbitration conducted by a single arbitrator (selected by mutual agreement of the parties) engaged in the practice of law, under the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding, is the only means of dispute resolution and may be entered in any court having jurisdiction thereof. The laws of the State of California shall exclusively govern the construction and interpretation of this Agreement without regard to the conflict of laws principles contained therein, and any arbitration or other proceeding shall occur exclusively in San Francisco, California. Notwithstanding the above, it is expressly agreed that either party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration.

17.10 Waiver. Any waiver by either party of any of the rights set forth in this Agreement shall be in writing and signed by the party against whom the enforcement of such waiver is sought. The waiver by either party of any breach of any provision of this Agreement shall not waive any subsequent breach of the same provision or any other provision set forth in this Agreement. The failure of any party to insist on strict performance of any covenant or obligation in accordance with this Agreement will not be a waiver of such party’s right to demand strict compliance in the future, nor will the same be construed as a novation of this Agreement.

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17.11 Severability. If any part of this Agreement is found to be illegal, unenforceable, or invalid, the remaining portions of this Agreement will remain in full force and effect.

17.12 Interpretation. The parties have had an equal opportunity to participate in the drafting of this Agreement and the attached exhibits, if any. No ambiguity will be construed against any party based upon a claim that that party drafted the ambiguous language. The headings appearing at the beginning of several sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. Whenever required by context, a singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders.

17.13 Counterparts. This Agreement may be executed in any number of identical counterparts, notwithstanding that the parties have not signed the same counterpart, with the same effect as if the parties had signed the same document. All counterparts will be construed as and constitute the same agreement. This Agreement may also be executed and delivered by facsimile and such execution and delivery will have the same force and effect of an original document with original signatures.

17.14 Attorneys’ Fees. If either party initiates legal proceedings to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

17.15 Entire Agreement. This Agreement, including all exhibits, is the final and complete expression of the agreement between these parties regarding the subject matter of this Agreement. This Agreement supersedes, and the terms of this Agreement govern, all previous oral and written communications regarding these matters, all of which are merged into this Agreement, except that the Ancillary Agreements are not superseded and will not otherwise be affected. No usage of trade or other regular practice or method of dealing between the parties will be used to modify, interpret, supplement, or alter the terms of this Agreement. This Agreement may be amended only by a written agreement signed by an authorized agent of each party.

The parties have signed below to indicate their acceptance of the terms of this Agreement.

Tellabs North America, Inc.	Occam Networks, Inc.

Name:	Name:
Title:	Title:
Signature:	Signature:
Date:	Date:

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EXHIBIT A

TELLABS CABINETS

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EXHIBIT B

PRODUCT PRICES

1. Definitions

(a) “Cost” means the bona fide purchase price, established through arms-length negotiations, for a Tellabs Product paid by Tellabs to a third party contract manufacturer. If Tellabs directly manufactures a Tellabs Product without use of a contract manufacturer, the parties will negotiate in good faith a method for calculating Cost that is similar to this method.

2. Tellabs Tellabs Products

(a) The price for Tellabs Cabinets purchased will not exceed [***].

(b) The price for Tellabs BLCs purchased will not exceed [***].

3. Occam Tellabs Products. The price for Occam Tellabs Products will not exceed [***].

4. Calculation of Cost. Cost will be determined from the invoice for Tellabs Products from the contract manufacturer that corresponds to the time in which a given Order is filled under this Agreement.

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EXHIBIT C

TECHNICAL SUPPORT

1. Occam Obligations

(a) Primary Responsibility for customer BLC Support. Occam shall provide primary technical support services to customers for Tellabs Products sold under this Agreement, including but not limited to the following:

(i) Provide Tier 1 and Tier 2 Support to customers as described in this Exhibit C;

(ii) Interface with Tellabs for Tier 3 Support as described in this Exhibit C;

(iii) Deliver onsite support resources to customers as required;

(iv) If possible, and with assistance from Tellabs Tier 3 Support, recreate and solve problems through use of equipment in Occam’s support lab; and

(v) Provide properly trained Occam technical staff to provide effective Tier 1 and Tier 2 Support to customers.

(b) Tier 1 Support. Occam shall provide all Tier 1 Support to customers. Tier 1 Support is defined as the initial response to customer queries and problem reporting. This involves collecting failure data, determining the event site, and collecting product and warranty information. Additionally Tier 1 Support begins the troubleshooting process to determine the appropriate resolution path.

(c) Tier 2 Support. Occam shall provide all Tier 2 Support to customers. Tier 2 Support is defined as the second phase of problem isolation, in which Occam shall work directly with the customer’s technical staff to perform troubleshooting processes. Occam shall use commercially reasonable efforts to identify, isolate, and resolve customer’s reported problem, including, but not limited to, repairing or replacing defective Tellabs Products.

(d) Problem Incident Tracking. Occam shall track problem incidents, equipment serial numbers, software revisions, and other pertinent support information. Occam shall provide quarterly reports to Tellabs detailing, at minimum, all reported problems by customer, including any engineering and quality complaints, defects identified, and resolutions provided. The format of such reports shall be as mutually agreed. Tellabs may request other reports from time to time and Occam will provide the reports upon a schedule and format to be mutually agreed upon by the parties.

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(e) Reference Materials. Occam shall utilize the Tellabs Product Technology as its initial reference for the technical support activities described in this Exhibit C.

2. Occam Obligations

(a) Installation Support. If requested by Occam, during the first customer installation of each type of Tellabs Product sold by Occam, Tellabs shall provide one person on-site to support and train Occam, at the applicable rate set forth in Exhibit E, for a period not greater than five (5) business days. Thereafter, Tellabs shall provide technical support in accordance with its Tier 3 Support obligations as described in this Exhibit C.

(b) Tier 3 Support. During the applicable warranty periods set forth in Section 12.2, Tellabs, or its designee, shall provide Tier 3 Support solely to Occam if Occam is not able to identify and resolve a customer reported problem that Occam reasonably believes Tellabs is responsible for under the product warranties in Section 12.2 of this Agreement. Tellabs shall have no responsibility with regard to support directly to any customer except as may be separately agreed to in writing by Tellabs. Tier 3 Support provided by Tellabs to Occam shall include the following:

(i) Technical Telephone Support. Tellabs, or its designee, shall provide telephone assistance with respect to the Tellabs Products within one (1) hour after Occam’s designated representative(s) contacts, as applicable, the Occam Customer Support Call Center at 805-692-2911 or the Tellabs Customer Support Call Center at 1-800-690-2324, or such other telephone number as may be changed by Occam from time to time. Technical telephone support shall be available between 8:00 am and 5:00 pm Pacific Time, Monday through Friday, excluding US holidays. Occam’s personnel will provide a name, company name, and any applicable call back numbers at the time the call is placed. Tellabs shall provide Occam with a case number and assign it to a Tellabs technical support engineer. The information and level of detail Occam provides to Tellabs technical engineers will reduce the amount of time to troubleshoot Occam’s reported problem. Tellabs shall review Occam’s Tier 1 and Tier 2 Support troubleshooting methods and results to determine if the failure is covered by the product warranties under Section 12.2 of this Agreement. If covered by the product warranties, Tellabs shall work with Occam to suggest the proper course of action. Tellabs shall make reasonable efforts to track the reported problem and identify a reasonable workaround or resolution. Occam shall also report any engineering or quality complaints received by customer to Tellabs via the process described in Section 2(b) of this Exhibit C.

(ii) Email Support. Technical support not requiring a twenty-four (24) hour response may be requested via email at support@occam.com.

(iii) On-Site Support. If a problem cannot be resolved via phone support, upon Occam’s request, Tellabs shall provide on-site support to perform additional troubleshooting, identification, and implementation of a resolution. Such on-site support shall be available on an as-

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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available basis upon a schedule to be mutually agreed. If such on-site support is of a Tier 1 or Tier 2 Support nature, Occam shall bear the costs for such support at the applicable rates set forth in Exhibit E plus actual reasonable expenses. If the on-site support is determined to be of a Tier 3 Support nature, Tellabs shall bear its own respective costs for such services.

(iv) Failure Reports. Tellabs shall provide a report on any unit returned for repair. Such report shall state how the unit was tested, the nature of the defect or failure, if known, what corrective action was taken, and the final test results.

(v) Software Support. Occam may report bugs or malfunctions in the firmware to Tellabs by contacting the Occam Customer Support Call Center as described in Section 2(b)(i) of this Exhibit C. Tellabs shall make reasonable efforts to track the reported problem and identify a reasonable workaround or resolution, including bug fixes if deemed necessary, to bring such firmware into compliance with the applicable Technical Specifications as soon as reasonably possible. Any necessary firmware or software bug fixes will be provided to Occam for installation by Occam in the field. During the warranty period, Tellabs shall provide Occam with any bug fixes for the firmware, when and if available, as released by Tellabs and applicable to the Tellabs Products supplied. Tellabs shall provide Occam with hardware compatibility information applicable to any such firmware bug fix released.

(vi) Emergency Support. Upon request, Tellabs shall provide reasonable efforts to support Occam on a priority basis in the event of a Tellabs Product failure that causes an emergency “out of service” condition of a customer. Such support shall include telephone assistance and on-site support as mutually agreed. Tellabs shall bear the costs of such emergency support at the applicable rates set forth in Exhibit E.

(vii) Out-of-Warranty Support. Notwithstanding the foregoing, any out of warranty repair requested by Occam shall be performed at a cost based on the applicable rates set forth in Exhibit E.

(viii) Additional Support. Additional support services, that may be requested by Occam, and agreed to by Tellabs, that are for services other than Tier 3 Support as described in this Exhibit C shall be provided upon a schedule agreed to by the parties and at such rates set forth in Exhibit E. When such additional support services are requested, Tellabs will provide Occam an estimated price and also advise Occam of ordering and service completion procedures.

3. Escalation Procedure

(a) Occam. At any time, Occam may contact the Occam Customer Support Call Center at 1-805-692-2911 to request escalation of a technical issue or previously reported problem. Upon receipt of such escalation request, the Occam Customer Support Call Center shall route the caller to an appropriate individual or provide contact information to Occam as necessary.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

(b) Tellabs. At any time, Tellabs may contact the Tellabs Customer Support Call Center at 1-800-690-2324 to request escalation of a technical issue or previously reported problem. Upon receipt of such escalation request, the Tellabs Customer Support Call Center shall route the caller to an appropriate individual or provide contact information to Tellabs as necessary. Any customer that initially contacts Tellabs as its initial line of support shall be referred by Tellabs to Occam at the number above.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

EXHIBIT D

RATE SHEET

The following rates are current as of the Effective Date. Occam may increase one or more of the following rates by providing written notice of the increased rate to Tellabs at least thirty (30) days before the increased rate takes effect. During any year of this Agreement, Occam may not increase a rate by a percentage that is greater than the percentage increase in the unadjusted Consumer Price Index for All Urban Consumers, as reported by the Bureau of Labor Statistics, U.S. Department of Labor (“CPI”). The percentage increase in the CPI will be determined based on the difference between the reported CPI as of the most recent anniversary of the Effective Date and the reported CPI as of the second most recent anniversary of the Effective Date (or as of the Effective Date if compared to the first anniversary of the Effective Date).

Design Engineer (Hardware, Software, Mechanical, etc.): [***]

Technician (Design, Cust. Support, Repair, Test, etc.), Sales Eng., Trainer, Program Mgmt.: [***].

Administrative and Tellabs Production: [***].

Materials and Direct Costs (equipment rentals, direct invoices from Tellabss, etc.): [***].

Travel: actual reasonable travel and personal (e.g., lodging, meals) expenses.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

EXHIBIT E

CARRYING COSTS ON INVENTORY

Such inventory costs shall be billed on a monthly basis plus an interest rate calculated as follows: the prime rate, plus two percent (2%) per annum, as announced in The Wall Street Journal as of the date of evaluation (said interest rate shall be adjusted on the first business day of each calendar month thereafter for as long as the excess material is maintained in inventory).

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT

EXHIBIT F

NC/NR AND LONG LEAD TIME PARTS: BLANKET APPROVAL FORM

When seeking authorization to purchase component inventory consisting of NC/NR parts or long lead time components, Tellabs shall provide Occam with the information set forth below, through the usage of the following form template:

Tellabs Part Number	Occam Part Number	Description	Lead Time	Min. Order Quant	NC/NR	Price	Tellabs Product where used	Qty per assy	Tellabs

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.